Filed pursuant to Rule 424(b)(5)

Registration No. 333-284723

PROSPECTUS SUPPLEMENT
(To the Prospectus dated February 12, 2025)

Up to $7,000,000 of Shares of Common Stock

Beeline Holdings, Inc.

We have entered into an at-the-market offering agreement (the “Offering Agreement”) with Ladenburg Thalmann & Co. Inc., as sales agent (the “Agent” or “Ladenburg”), relating to the offering and sale of shares of our common stock, par value $0.0001 per share, offered pursuant to this prospectus supplement and the accompanying prospectus, to or through Ladenburg as agent or principal. In accordance with the terms of the Offering Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $7,000,000 from time to time through the Agent, representing the maximum offering amount under the Offering Agreement. You should read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated or deemed to be incorporated by reference herein or therein, before you invest.

Our common stock is traded on The Nasdaq Capital Market under the symbol “BLNE.” On April 29, 2025, the last reported sale price of our common stock on The Nasdaq Capital Market (“Nasdaq”) was $1.51 per share.

As of April 30, 2025, the Company had 8,334,693 shares of common stock outstanding of which 2,052,105 shares were held by affiliates. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities pursuant to our registration statement on Form S-3 (File No. 333-284723) in a public primary offering with value exceeding one-third of the aggregate market value of our outstanding common stock held by non-affiliates in any 12-month period so long as the aggregate market value of our common stock held by non-affiliates remains below $75 million such that General Instruction I.B.6 of Form S-3 continues to apply to us. As of the date of this prospectus supplement, one-third of the aggregate market value of our common stock held by non-affiliates for purposes of the limitation set forth in General Instruction I.B.6 of Form S-3 is $16,457,215. During the 12 calendar months prior to and including the date of this prospectus supplement (excluding this offering, but including other ongoing continuous offerings), we have offered and/or sold shares of common stock for an aggregate offering amount (calculated to include the issuance of certain warrants) of $8,835,228 pursuant to General Instruction I.B.6 of Form S-3.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 of the Securities Act of 1933 (the “Securities Act”), including without limitation sales made directly on or through Nasdaq, the trading market for our common stock, or any other existing trading market in the United States for the common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to the Agent as principal in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law. If we and the Agent agree on a method of distribution other than sales of shares of our common stock on Nasdaq or another existing trading market at market prices, we will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act. The Agent is not required to sell any certain number of shares or dollar amount of our common stock, but will act as a sales agent and use commercially reasonable efforts, consistent with its normal trading and sales practices, to sell on our behalf all of the shares of common stock requested to be sold by us, subject to the terms of the Offering Agreement. We also may sell shares to the Agent as principal for its own account, at a price agreed upon at the time of sale. If we sell shares to the Agent as principal, we will enter into a separate terms agreement with the Agent setting forth the terms of such transaction, and we will describe this agreement in a separate prospectus supplement or free writing prospectus if required.

Under the terms of the Offering Agreement, the Agent will be entitled to compensation of 3% of the gross proceeds from the sales of shares of common stock sold by or to it. In connection with the sale of shares of our common stock on our behalf, the Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Ladenburg with respect to certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Please see “Plan of Distribution” on page S-13 for further information relating to the compensation arrangements with the Agent.

There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-8 of this prospectus supplement, and in our Annual Report on Form 10-K for the year ended December 31, 2024 which is incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann

The date of this prospectus supplement is May 1, 2025.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to, and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part consists of a prospectus dated February 12, 2025, included in the registration statement on Form S-3 (No. 333-284723) that was initially filed on February 5, 2025 with the SEC, was amended on February 11, 2025 and was declared effective by the SEC on February 12, 2025. Since the accompanying prospectus provides general information about us, some of the information may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both parts of this document. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement. You should read this prospectus supplement, the accompanying prospectus and any information incorporated by reference before you make any investment decision.

Neither we nor the Agent have authorized any other person to provide you with any information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, the securities offered hereby only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus supplement and the offering of the securities offered hereby in certain jurisdictions may be restricted by law. We are not, and Ladenburg is not, making an offer to sell or soliciting an offer to buy our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the securities offered hereby and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

The information appearing in this prospectus supplement and the accompanying prospectus for use in connection with this offering is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference into this prospectus supplement. We have not authorized anyone to provide you with information that is different from that contained in this prospectus supplement. We are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where such offers and sales are not permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus or of any sale of our common stock.

To the extent this prospectus supplement contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to the “Company,” “we,” “us,” and “our” refer to Beeline Holdings, Inc., f/k/a Eastside Distilling, Inc., a Nevada corporation, and its consolidated subsidiaries.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including documents incorporated by reference into this prospectus supplement and the accompanying prospectus, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Such forward-looking statements include those statements that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project” and other words of similar meaning, although not all forward-looking statements contain these identifying words. In particular, these forward-looking statements include, among others, statements about our intended use of proceeds, our plans and expectations for our operations, technology, financial results and growth prospects, anticipated or potential economic, industry and regulatory trends, and our liquidity and potential future sources of capital.

These statements are based on our current expectations and projections and involve estimates, assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus supplement, and the accompanying prospectus, and the documents incorporated by reference herein and therein. Important factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to:

●	Our ability to continue as a going concern and the sufficiency of our existing cash and cash equivalents to meet our working capital and capital expenditure needs over the next 12 months which will depend on our ability to raise capital;

●	the risks arising from the impact of inflation, tariffs, high interest rates and a recession which may result on our business, prospective purchasers of homes in the U.S., and on the national and global economy;

●	our reliance on certain third parties, our reliance on our ability to protect, maintain and improve upon our technology infrastructure and intellectual property, and risks inherent in the regulatory and competitive industry in which we operate;

●	Our ability to integrate Beeline Financial Holdings, Inc. and its subsidiaries’ business and effectively manage and grow that business;

●	Changes in the political and regulatory environment and in business and economic conditions in the United States and in the real estate and mortgage lending industry;

●	Geopolitical conflicts such as those in Ukraine and Israel; and

●	Our ability to develop and maintain our brand cost-effectively.

We also refer you to “Risk Factors” at page S-8 and the documents incorporated by reference into this prospectus supplement, including under Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on April 15, 2025, for both an expanded discussion of the risks and uncertainties described above and additional risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by forward-looking statements. However, factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.

You should read this prospectus supplement, the accompanying prospectus and the documents that we reference herein and therein, completely and with the understanding that our actual future results may be materially different from what we expect. You are cautioned not to place undue reliance on the forward-looking statements contained in, or incorporated by reference into, this prospectus supplement. Each forward-looking statement speaks only as of the date of this prospectus supplement or, in the case of documents incorporated by reference, the date of the applicable document (or any earlier date indicated in the statement), and we undertake no obligation to update or revise any of these statements, whether as a result of new information, future developments or otherwise, except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus supplement and the accompanying prospectus. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including our consolidated financial statements, the notes to those consolidated financial statements and the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. See “Risk Factors” beginning on page S-8 of this prospectus supplement for a discussion of the risks involved in investing in our securities.

Overview

The Company is a Nevada corporation incorporated in 2004 with its principal place of business in Providence, Rhode Island. On October 7, 2024, the Company closed the merger with Beeline Financial Holdings, Inc. (“Beeline Financial”) pursuant to which Beeline Financial became a wholly-owned subsidiary of the Company (the “Merger”). In connection with the Merger, the Company also completed a debt exchange transaction with certain of its existing lenders and sold the largest segment of its business.

Following the transactions mentioned above, the Company currently operates through two subsidiaries:

Beeline Financial

Beeline Financial is a fintech mortgage lender and title provider aimed at transforming the home loan process into a shorter, easier path than conventional mortgage lending for millions of Americans seeking a digital experience. Beeline Financial has built a proprietary mortgage and title platform leveraging advanced technical tools with sophisticated language learning models and combining an appropriate amount of human interaction to create a better outcome for mortgage borrowers. Beeline Financial was founded in 2019 with principal offices located in Providence, Rhode Island. An Australian subsidiary has offices in Burleigh Heads, Australia. Beeline Financial also has executive office suites in three locations in the United States.

Spirits

Bridgetown Spirits Corp. (“Spirits”) manufactures, blends, bottles, markets and sells a wide variety of alcoholic beverages, including vodka, bourbon and tequila, under recognized brands in 30 U.S. states. Spirits sells its products on a wholesale basis to distributors through open states, and brokers in control states.

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Recent Developments

Reverse Stock Split

On March 12, 2025, the Company effected a 1:10 reverse stock split of its common stock. Share and per-share amounts set forth in this prospectus supplement give effect to such reverse stock split.

Approval of Initial Listing Application

On March 5, 2025, the Company received a letter from Nasdaq notifying the Company that it has approved its application for listing of the Company’s common stock on Nasdaq, which was submitted by the Company in connection with its Merger with Beeline Financial. Although the Company’s common stock was listed on Nasdaq as of the time of the Merger, the Company was required to file an initial listing application due to the change of control, which was approved at the special meeting of shareholders described below.

Shareholder Approvals at Special Meetings

On March 7, 2025, the Company held a special meeting of shareholders at which the shareholders voted to approve (i) the conversions, exercises and voting rights of securities issued in and following the Merger, (ii) sales under an equity line of credit facility in an amount of up to $20 million; (iii) a change of the Company’s name to “Beeline Holdings, Inc.” and (iv) ratification of Salberg & Company, P.A. as the Company’s auditors for the fiscal year ended December 31, 2024.

On January 27, 2025, the Company held a special meeting of the shareholders at which the Company’s shareholders voted to adopt and approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock to 100,000,000 from 6,000,000. Such amendment was filed and took effect on January 29, 2025.

Conversions of Preferred Stock

Beginning on March 7, 2025, following the shareholder approval of the Merger and conversion of shares of preferred stock issued in and following the Merger at the special meeting, holders of the Company’s Series F Convertible Preferred Stock, Series F-1 Convertible Preferred Stock, and Series G Convertible Preferred Stock (“Series G”) converted certain of their preferred shares into shares of common stock. As a result of these conversions and other issuances, there are 8,344,693 shares of common stock issued and outstanding as of April 30, 2025, and Nicholas Liuzza, Jr. the Chief Executive Officer of the Company, beneficially owns 1,908,882 of the outstanding shares of common stock representing approximately 23% of the outstanding voting power. This does not include 2,333,629 shares of common stock underlying shares of Series G (as adjusted) and 2,217,397 shares of common stock underlying warrants (as adjusted) each of which are presently subject to a 4.99% beneficial ownership limitation which as amended expires on June 25, 2025. See “Series G and Warrant Offering” below at page S-5.

Director and Officer Resignations and Appointments

On March 7, 2025, following the shareholder meeting described above, Geoffrey Gwin, Robert Grammen and Stephanie Kilkenny resigned as directors of the Company and Geoffrey Gwin resigned as Chief Executive Officer. Following such resignations, the Board of Directors (the “Board”) appointed Nicholas Liuzza, Jr. as Chief Executive Officer and a director and Stephen Romano as a director. The committees of the Board now consist of:

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Audit Committee

Eric Finnsson, Chairman

Joseph Freedman

Stephen Romano

Compensation Committee

Joseph Freedman, Chairman

Eric Finnsson

Stephen Romano

Corporate Governance and Nominating Committee

Joseph Caltabiano, Chairman

Joseph Freedman

Eric Finnsson

Series G and Warrant Offering

The Company commenced an offering of Series G shares and warrants on November 26, 2024. Since that date, the Company has sold to accredited investors a total of 12,274,023 shares of Series G and accompanying warrants to purchase 613,706 shares of common stock for total gross proceeds of $6,259,752. The Company also issued 1,088,721 shares of Series G in transactions outside of the offering. The Company used the net proceeds, after deducting offering expenses and related costs, for working capital and general corporate purposes and repayment of indebtedness.

On January 21, 2025, the Company amended its Articles of Incorporation to increase the number of authorized shares of the Company’s Series G to 11,000,000. On February 25, 2025, the Company further amended its Articles of Incorporation to increase the number of authorized shares of the Company’s Series G to 15,000,000. On February 27, 2025, the Company increased its offering of Series G and accompanying warrants to a total of up to 13,878,040 shares of Series G (originally convertible into 1,387,804 shares of common stock, subject to adjustment) and warrants to originally purchase up to 693,902 shares of common stock (representing 50% warrant coverage, subject to adjustment) for total gross proceeds of up to $7,077,800, which offering was increased from its previous amount of up to $5,037,800 following approval by the Company’s Board on February 27, 2025.

The Series G was initially convertible at $5.10 per share and the warrants were initially exercisable at $6.50 per share. The Series G contains price protection adjustment provisions which reduced their respective conversion to $1.67, which was the lowest sale price as of April 25, 2025 (when the Series G was amended as described below) entered into by the Company since the issuance of the Series G. The related warrants contain price protection adjustment provisions which reduced their respective exercise prices to $1.12, which was the lowest sale price entered into by the Company since the issuance of the warrants as of April 30, 2025. Additionally, the warrants provide for a proportionate increase to the number of shares issuable upon exercise such that the aggregate exercise price remains the same. As a result of these adjustments, the number of shares of common stock underlying the Series G increased from 903,210 shares to 2,758,309 shares, and the number of shares of common stock underlying the warrants increased from 613,706 shares to 3,561,701 shares, resulting in a total increase among the Series G and warrants from 1,516,916 underlying shares to 6,320,010 underlying shares. Of these, Nicholas R. Liuzza, Jr., the Company’s Chief Executive Officer and largest stockholder presently owns 7,641,488 shares of the Series G which as adjusted are convertible into 2,333,629 shares of common stock and 2,217,406 warrants (as adjusted).

The Company amended the Series G on April 25, 2025 with the approval of Mr. Liuzza, as the majority Series G stockholder and of the Company’s Board of Directors to (i) waive the price protection for certain future financings including this offering and any other transactions as the majority holders of Series G may determine, and (ii) eliminate the 4.99% beneficial ownership limitation for Mr. Liuzza since as Chief Executive Officer, a director and 10% stockholder he is already required to file ownership reports with the SEC. This Series G amendment was filed with the Secretary of State of Nevada on April 25, 2025 and the amendment to the price protection was effective upon filing. The 4.99% beneficial ownership limitation will expire on June 25, 2025. Mr. Liuzza also agreed to eliminate his 4.99% beneficial ownership limitation in his warrants as a result of which such limitation also expires on June 25, 2025.

Because the Series G amendment does not apply to the warrants, unless we obtain waivers from the warrant holders, future issuances at below $1.12 per share will result in further reduction to the warrants’ exercise prices and increases in the underlying shares. See the risk factor titled “If you purchase shares in this offering, you will suffer immediate and substantial dilution of your investment, and you will experience further dilution if we issue additional equity securities in future financing transactions” at page S-9 for more information. See also “Dilution” at page S-11.

Equity Line of Credit Sales

On March 7, 2025, the Company entered into the Amended and Restated Common Stock Purchase Agreement (the “ELOC Agreement”) with a third party purchaser pursuant to which the Company agreed to issue and sell, and the purchaser agreed to purchase the Company’s common stock (at purchase prices determined based on the market prices and volume of our common stock in an aggregate amount of up to $10,000,000. As of the date of this prospectus supplement, the Company has sold the purchaser a total of 1,313,836 shares of common stock for a total purchase price of $2,302,109 pursuant to the ELOC Agreement.

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Secured Note Extensions

On November 14, 2024, the Company sold $1.9 million of principal amount of senior secured notes and pre-funded warrants to purchase 36,360 shares of common stock for net proceeds of $1.6 million. The notes initially had a maturity date of 120 days following issuance and include a 20% original issue discount and do not bear interest until event of default, and thereafter at a rate of 18% per annum. If the notes remain outstanding as of May 14, 2025 the notes require a special one-time interest payment of 30%. Upon the occurrence of an event of default, each investor also has the right to require the Company to pay all or any portion of the note at a 25% premium. Further, the Company is required to prepay the notes in connection with certain sales of securities or assets at each Investor’s election in an amount equal to 35% of the gross proceeds from such sales. The Company also has the right to prepay all, but not less than all, of the outstanding amounts under the notes, at its election. The notes contain certain restrictive covenants, including covenants precluding the Company and its subsidiaries from incurring indebtedness, transferring assets, changing the nature of its business, and engaging in certain other actions, subject to certain exceptions.

In March 2025, the Company and certain of the holders agreed to an extension of the maturity date to April 14, 2025 in exchange for an increase to the principal of the notes by 10%, and the remaining two lenders were each paid their principal balance plus 2.5% interest of $0.3 million.

On April 14, 2025, the Company and the remaining note holders entered into an agreement for a second extension of the maturity dates of the notes held by such holders to May 14, 2025. The terms of the recent extension are as follows: (i) if the notes are paid off on or before April 29, 2025, then there will be no additional principal payment required; and (ii) if the principal of the applicable notes are not paid off on or before April 29, 2025 but are paid on or before May 13, 2025, then an additional payment in an amount equal to 5% of the outstanding principal of the applicable notes will be due.

Resolution of Nasdaq Bid Price Deficiency

On February 26, 2025, the Company received a letter from Nasdaq notifying the Company that the Company is eligible for an additional 180 calendar day period, or until August 25, 2025, to regain compliance with Nasdaq Listing Rule 5550(a)(2). As of the date of the letter, the Company remained noncompliant with the Rule by failing to maintain a minimum bid price for its common stock of at least $1.00 per share for 30 consecutive business days. Prior to this letter, the Company had received the original notice of noncompliance with the Rule from Nasdaq wherein the Company had been given until February 25, 2025 to regain compliance.

The Company effected the 1:10 reverse stock split on March 12, 2025. On April 15, 2025, the Company received a letter from Nasdaq notifying the Company of its compliance with the Rule by maintaining a minimum bid price for its common stock of at least $1.00 for the last 25 consecutive business days, from March 12, 2025, to April 14, 2025. Accordingly, the Company has regained compliance with the Rule and the matter is now closed.

Corporate Information

Our principal executive offices are located in Providence, Rhode Island and our telephone number is (458) 800-9154. Our Internet website addresses are www.eastsidedistilling.com and www.makeabeeline.com. Information contained on our corporate websites does not constitute part of the prospectus supplement or the accompanying prospectus, and is not intended to be used in connection with this offering.

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The Offering

Issuer	Beeline Holdings, Inc.

Common Stock offered by us	Shares of common stock having an aggregate gross offering price of up to $7,000,000 or up to 4,635,762 shares, assuming sales at a price of $1.51 per share, which was the closing price of the common stock on Nasdaq on April 29, 2025. The actual number of shares issued in connection with this offering will vary depending on how many shares of common stock we choose to sell and the prices at which such sales occur.

Manner of the Offering	“At the market offering” that may be made from time to time through or to Ladenburg as sales agent or principal. See “Plan of Distribution” on page S-13 of this prospectus supplement.

Common Stock Currently Outstanding	8,344,693

Common Stock outstanding after this offering	12,980,455, assuming sales at a price of $1.51 per share, which was the closing price of the common stock on Nasdaq on April 29, 2025. The actual number of shares issued will vary depending on the price at which shares may be sold from time to time during this offering.

Use of proceeds	We intend to use the net proceeds from this offering for repayment of indebtedness and for working capital and general corporate purposes. See the section titled “Use of Proceeds” on page S-11 in this prospectus supplement.

Risk factors	This investment involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement, our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this prospectus supplement, and the other reports incorporated by reference into the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq symbol	“BLNE”

The number of shares common stock to be outstanding immediately after this offering is based on 8,344,693 shares of common stock outstanding as of April 29, 2025 and excludes, as of that date:

●	An estimated 4,078,517 shares of common stock underlying outstanding convertible preferred stock (subject to certain adjustments);

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●	4,465,105 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $17.40 per share (subject to certain adjustments), including 2,947,995 warrants issuable at $1.12 per share;

●	104 shares of common stock issuable upon the exercise of outstanding stock options, with a weighted average exercise price of $304.34 per share; and

●	Up to 1,200,000 shares of common stock available for issuance pursuant to the Company’s 2025 Equity Incentive Plan.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the outstanding options or warrants described above.

The share amounts, and conversion and exercise prices reflected above and elsewhere in this prospectus supplement give effect to the 1-for-10 reverse stock split which was effected at 12:01 am ET on March 12, 2025. Share amounts and prices do not give effect to (i) options and warrants which we are obligated to issue to former Beeline Financial warrant holders, as a result of the Merger and (ii) potential future dilution pursuant to price protection and adjustment provisions contained in outstanding securities including the Series F, Series F-1, Series G and certain warrants.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and in documents incorporated by reference herein, including Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on April 15, 2025, and all of the information contained in this prospectus supplement before deciding whether to purchase our securities. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus supplement.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information”.

Risk Related to This Offering and Our Common Stock

Because there is substantial doubt as to the Company’s ability to continue as a going concern, we may not be successful and our ability to continue our operations is in doubt unless we can access sufficient working capital within the timeframe needed.

The Company has limited capital and substantial accumulated deficit as of the date of this prospectus supplement. We do not have sufficient working capital and cash flows for continued operations for at least the next 12 months, which raises a risk of our potential inability to continue as a going concern. Our continued existence is dependent upon our obtaining the necessary capital to meet our expenditures, and we can provide no assurance that we will be able to raise adequate capital to meet our future working capital needs.

We have significant goodwill and intangible assets included in our consolidated balance sheet, which may result in an impairment of their carrying values and the future recognition of substantial non-cash losses. The announcement of any such non-cash charges may cause our common stock price to fall.

As of December 31, 2024, we had $33,309,738 of goodwill and $5,749,397 of intangible assets included in our consolidated our balance sheets. Goodwill and intangible assets must be evaluated for impairment annually or more frequently if events indicate it is warranted. If the carrying value of any of these intangible assets (which includes goodwill) exceeds their estimated fair value, we would recognize a non-cash impairment loss on in an amount equal to the excess, not to exceed the amount of the particular intangible asset. If there is an indication of impairment on our intangible assets, management would prepare an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these estimated cash flows are less than the carrying amount of the asset, a non-cash impairment loss would be recognized to write down the intangible asset to its estimated fair value.

Events and conditions that could result in impairment in the value of our goodwill and intangible assets include, but are not limited to, significant negative industry or economic trends, continuing large losses during 2025 or thereafter, significant decline in the Company’s common stock price for a sustained period of time, or a significant decline in market capitalization relative to net book value. Our ability to raise capital could be negatively impacted should future impairments of our goodwill and/or intangible assets occur.

If the United States continues to experience falling rates of the sales of existing homes or consumer sentiment continues to fall, such events may continue to negatively impact Beeline’s business and loan origination volumes.

In March 2025, the rate of sales of existing homes in the United States fell 5.9% from the prior month. These numbers were largely from transactions that were initiated in January and February prior to the Trump tariffs which have caused uncertainty on the economy and capital markets. The effect of the decreased sales of existing homes was to reduce loan volume, margins, revenue, and profitability in the mortgage origination industry, including in our business which in 2024 saw 23.4% of its mortgage loan closings come from home sales. We do not have available statistics on what percent of our revenues came from home sales. Further, it was recently reported that a key consumer sentiment index published by the University of Michigan fell approximately 10% from the prior month.

If the decrease rate of sales of existing homes continues and/or consumer sentiment continues to drop, our loan originations could fall which will negatively impact Beeline’s business operations, operating results and financial condition.

Recent and threatened tariffs imposed by the U.S. and other countries could materially adversely affect our Spirits business.

A portion of Spirits’ inventory are produced using materials sourced from other countries such as Mexico and Poland. In addition, a portion of Spirits’ sales are made in foreign jurisdictions. The Trump Administration’s imposition of tariffs on various goods from Mexico, Poland, and other jurisdictions, and retaliatory tariffs and other measures which these jurisdictions may take in response, could therefore materially adversely affect our Spirits operations and operating results.

We are currently subject to newly implemented U.S. import tariffs, which are expected to have the greatest impact on two key areas: the importation of ethanol from Poland for vodka and tequila from Mexico. If the Company is unable to secure an alternative source for its potato-based ethanol, it could face a significant negative impact on its operations. There is no U.S. source we can purchase supplies from. In addition, the tariffs on Mexican and Polish imports—if not offset through price increases to consumers—could also materially affect the Spirits business.

We have broad discretion in the use of the net proceeds we receive from this offering and may not use them effectively.

We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering, although we expect to use a portion to repay indebtedness. We will have broad discretion in the application of these net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds.” Accordingly, you will have to rely upon our judgment with respect to the use of these net proceeds, with only limited information concerning our specific intentions. We may spend a portion or all of the net proceeds we will receive from this offering in ways that our stockholders may not desire or that may not yield a favorable return. Our failure to apply these funds effectively could harm our business and your investment in us.

S-8

If you purchase shares in this offering, you will suffer immediate and substantial dilution of your investment, and you will experience further dilution if we issue additional equity securities in future financing transactions.

Because the offering price per share of our common stock is higher than the net tangible book value per share of our common stock, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering.

Investors purchasing shares of common stock in this offering will incur an immediate increase of approximately $0.30 per share based on an assumed offering price of $1.51 per share. In addition, we have stock options and warrants outstanding that are exercisable into shares of our common stock. To the extent that such outstanding securities are exercised into shares of our common stock, investors purchasing our securities in this offering may experience further dilution. See “Dilution” at page S-11.

Further, certain of our outstanding derivatives securities, including convertible preferred stock and warrants, contain anti-dilution price protection provisions which provide for adjustments to conversion and exercise prices, and an increase in the shares underlying such securities, if we sell shares at a per share price below the applicable conversion or exercise price. For example, the Series G originally had a conversion price of $5.10, and the accompanying warrants issued to investors of Series G originally had an exercise price of $6.50. However, due to subsequent sales, these conversion and exercise prices were reduced to $1.67 and $1.12, respectively, with proportionate increases in the number of shares of common stock underlying such securities. As a result of this adjustment, the number of shares of common stock underlying the Series G and accompanying warrants increased from 1,516,915 shares to 6,320,010 shares. While the Company has since amended the Series G such that the provision will not apply to future sales under this offering, the warrants still contain price protection for future sales.

Therefore, with respect to future issuances, unless we receive waivers from these warrant holders, to the extent we issue shares at prices that are lower than $1.12, these exercise prices will automatically be reduced to the lowest sale price, and the underlying shares of common stock issuable upon exercises will be proportionately higher. This would cause additional dilution to our common stockholders. Additionally, because the Company may desire to avoid such an outcome, our ability to raise capital under the Offering Agreement may be reduced if the trading price of our common stock in the future is lower than the current $1.12 exercise prices.

We may not be able to access sufficient funds under the Offering Agreement as and when needed.

Our ability to sell shares through Ladenburg and obtain funds under the Offering Agreement is limited by the terms and conditions in the Offering Agreement, including certain restrictions on when we may sell shares and the quantity of such sales.

We elected to enter into the Offering Agreement as a means to access capital quickly as market conditions permit. The to which we can extent we rely on the Offering Agreement as a source of funding will depend on a number of factors including, the prevailing market price and trading volume of our common stock and the extent to which we are able to secure working capital from other sources in the future. We cannot assure you we will receive any proceeds from the at-the-market offering, or that proceeds we do receive will be sufficient to repay existing debt obligations or fund our working capital needs. For example, the Company has $1,786,333 of indebtedness under senior secured notes issued in November 2024 which as extended become due on May 14, 2025 and are secured by our Spirits assets. See “Secured Note Extensions” at page S-6. The Company also has debt obligations at the Beeline Financial level, which it is repaying with monthly installments of $440,328 through September 2025. Further, as disclosed in our Annual Report for the year ended December 31, 2024, our ability to continue as a going concern and the sufficiency of our existing cash and cash equivalents to meet our working capital and capital expenditure needs over the next 12 months which will depend on our ability to raise capital.

If proceeds from the Offering Agreement are not sufficient to raise the capital needed for the foregoing and other needs and purposes, we will need to raise capital through other means, which may be less favorable to us, require us to pledge our assets as security or expose us to other terms that impose restrictions or adverse consequences on our ability to run or business or pursue growth, and, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

S-9

Future sales of our common stock, or the perception that such sales may occur, could cause the market price for our common stock to decline.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline or be depressed. The shares of common stock issued in connection with this offering will be freely tradable without restriction or further registration under the Securities Act.

A failure to maintain our Nasdaq listing could negatively impact our future capital-raising abilities.

In 2024, the Company failed to comply with two applicable Nasdaq Listing Rules and received non-compliance letters. One letter was financial in nature. The Company was notified that Nasdaq is continuing to monitor its compliance with Nasdaq Listing Rule 5550(b)(1), which requires a listed company to maintain stockholders’ equity of at least $2.5 million (the “Stockholders’ Equity Rule”). While the Company believes it has regained compliance with the Stockholders Equity Rule as the result of its Merger with Beeline Financial, there can be no assurances that we will not violate such rule again in the future. The second deficiency relates to the minimum bid price being below $1.00. While we effected a reverse stock split at a ratio of 1-for-10 to increase our stock price in March 2025, there are no assurances that this reverse split and other events will allow us to maintain the minimum bid price required to comply with Nasdaq’s rules. In addition, a new Nasdaq rule recently took effect which precludes listed issuers that have already effected a reverse split within the prior one-year period from receiving a grace period for bid price deficiencies. Prior to the rule taking effect, such issuers would receive the general 180-day grace period to cure a bid price deficiency (plus the potential for an additional 180-day extension at the end of such initial grace period) to regain compliance with the minimum bid price requirement. Therefore, if the bid price of our common stock is below $1.00 for 30 consecutive trading days before March 12, 2026, which among other potential factors could occur as a result of sales of our common stock under the Offering Agreement to which this prospectus supplement relates, it would result in us receiving an immediate delist notice from Nasdaq without any 180-day grace period to regain compliance. Additionally, the new Nasdaq rule also provides that a reverse split cannot be used to cure a bid price deficiency if there have been two or more reverse splits within a two-year period and the combined ratios of such reverse splits are 1:250 or greater. These new rules will make it difficult to cure a bid price deficiency if the timing and circumstances are such that we cannot obtain a grace period or otherwise take the necessary actions and obtain the required approvals to effect a reverse split before a bid price deficiency occurs. If the Company’s common stock is delisted it would negatively impact the Company’s ability to raise capital and negatively impact our stockholders’ ability to trade their common stock.

S-10

The common stock offered hereby will be sold in “at-the-market” offerings, and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

The actual number of shares of common stock we will issue under the Offering Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Offering Agreement and compliance with applicable law, we have the discretion to deliver a sales notice to the Agent at any time throughout the term of the Offering Agreement. The number of shares that are sold by the Agent after delivering a sales notice will fluctuate based on the market price of our common stock during the sales period and limits we set with the Agent. Because the price per share of each share sold will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate sales proceeds of up to $7,000,000 from time to time. Because there is no minimum offering amount required pursuant to the Offering Agreement, the actual total proceeds to us, if any, are not determinable at this time. Actual net proceeds will depend on the number of shares we sell and the prices at which such sales occur. We cannot assure you that we will sell any shares under or fully utilize the Offering Agreement as a source of financing.

We intend to use the net proceeds from this offering, after deducting the Agent’s commission and our offering expenses, to repay indebtedness and for working capital and general corporate purposes. Such proceeds or a portion thereof may also be used for strategic transactions and growth initiatives, and other uses as the Company may determine in its discretion. We will retain broad discretion in the allocation and use of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

With respect to the indebtedness for which certain of the proceeds from this offering may be used to discharge, the following table provides an overview of the nature, interest rate and maturity date of such indebtedness, and for indebtedness incurred within one year of the date hereof, the use of proceeds of such indebtedness.

Nature	Current Principal	Interest	Maturity	Use of Proceeds
Senior Secured Notes issued November 14, 2024, as extended	$1,786,333	30% special interest payment if not paid by maturity	May 14, 2025	Working capital and general corporate purposes
Beeline Financial Convertible Debentures	$1,838,688	10% per annum	September 5, 2025	Working capital and general corporate purposes

DILUTION

If you purchase shares of common stock in this offering, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock after this offering. Our net tangible book value as of December 31, 2024 was approximately $9,910,009, or $21.13 per share. Net tangible book value per share represents the amount of our total tangible assets, excluding goodwill and intangible assets, less total liabilities divided by the total number of shares of our common stock outstanding.

The below table includes the pro forma effect of:

●	proceeds of $5,574,861 from sales and issuances of securities which occurred between December 31, 2024 and the date of this prospectus supplement;
●	debt payments;
●	the sale of shares of our common stock in the aggregate amount of $7,000,000 at an assumed offering price of $1.51 per share, the last reported sale price of our common stock on April 29, 2025 on Nasdaq, resulting in the issuance of 7,875,743 shares of common stock; and
●	estimated commissions and estimated offering expenses.

After giving effect to the above pro forma adjustments, our adjusted net tangible book value as of December 31, 2024 would have been approximately $23,529,409 or approximately $1.81 per share. This represents an immediate decrease in the net tangible book value of approximately $0.21 per share to our existing stockholders and an immediate increase in adjusted net tangible book value of approximately $0.30 per share to purchasers of our common stock in this offering, as illustrated by the following table. Both the actual and pro forma columns give effect to the 1-for-10 reverse stock split effective on March 12, 2025.

	Actual	Pro forma
Assumed offering price per share	$1.51	$1.51

Net tangible book value per share as of December 31, 2024	$21.13	$2.02

Decrease in net tangible book value per share attributable to this offering	$17.88	$0.21

As adjusted net tangible book value per share after this offering	$3.25	$1.81

Increase per share to new investors in this offering	$1.74	$0.30

S-11

The table above assumes for illustrative purposes an aggregate of 4,635,762 shares of our common stock are sold at a price of $1.51 per share, for aggregate gross proceeds of $7,000,000. The shares, if any, sold in this offering will be sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $1.51 per share shown in the table above, assuming all of our common stock in the aggregate amount of $7,000,000 is sold at that price, would increase our adjusted net tangible book value per share after the offering to $2.11 per share and would cause a dilution in net tangible book value per share to new investors in this offering of $0.40 per share, after certain adjustments of cash and debt payments, deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $1.51 per share shown in the table above, assuming all of our common stock in the aggregate amount of $7,000,000 is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $1.07 per share and would increase the net tangible book value per share to new investors in this offering by $0.56 per share, certain adjustments of cash and debt payments, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

The number of shares common stock to be outstanding immediately after this offering is based on 8,344,693 shares of common stock outstanding as of April 30, 2025 and excludes, as of that date:

●	An estimated 4,078,517 shares of common stock underlying outstanding convertible preferred stock (subject to certain adjustments);

●	4,465,105 shares of common stock issuable upon the exercise of outstanding warrants (subject to certain adjustments) including 2,947,995 warrants issuable at $1.12 per share which exercise prices are adjusted downwards if we sell common stock at lower prices;

●	104 shares of common stock issuable upon the exercise of outstanding stock options; and

●	Up to 1,200,000 shares of common stock available for issuance pursuant to the Company’s 2025 Equity Incentive Plan.

To the extent that we issue additional shares of common stock in the future, at a price less than the public offering price, there will be further dilution to investors.

S-12

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

PLAN OF DISTRIBUTION

We have entered into the Offering Agreement dated April 30, 2025 with Ladenburg, under which we may issue and sell from time to time shares of our common stock having an aggregate offering price of not more than $7,000,000 through or to Ladenburg as our sales agent or as principal. Sales of the common stock, if any, will be made by any method permitted by law deemed to be an “at-the-market offering” as defined in Rule 415 promulgated under the Securities Act. If we and Ladenburg agree on any method of distribution other than sales of shares of our common stock on Nasdaq or another existing trading market in the United States at market prices, we will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act.

 Each time we wish to issue and sell shares of common stock under the Offering Agreement, we will notify Ladenburg of the number of shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed Ladenburg, subject to the terms and conditions of the Offering Agreement, Ladenburg has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of Ladenburg under the Offering Agreement to sell our shares of our common stock are subject to a number of conditions that we must meet.

Ladenburg will provide written confirmation to us following the close of trading on Nasdaq following each day in which shares of our common stock are sold under the Offering Agreement. Each confirmation will include the number of shares sold on the day, the aggregate gross sales proceeds, the net proceeds to us, and the compensation payable by us to Ladenburg with respect to the sales. The settlement of sales of shares between us and Ladenburg is generally anticipated to occur on the first trading day following the date on which the sale was made. Sales of our shares of common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Ladenburg may agree. There is no arrangement for funds to be received in an escrow, trust or similar arrangement. We will report at least quarterly the number of shares of common stock sold through Ladenburg under the Offering Agreement, the net proceeds to us and the compensation paid by us to Ladenburg in connection with the sales of common stock.

We will pay Ladenburg in cash, upon each sale of our shares of common stock pursuant to the Offering Agreement, a commission equal to 3.0% of the aggregate gross proceeds from each sale of shares of our common stock. Because there is no minimum offering amount required as a condition of this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse Ladenburg for the fees and disbursements of its counsel, payable upon execution of the Offering Agreement, in an amount not to exceed $50,000, in addition to certain ongoing disbursements of its legal counsel up to $5,500 per due diligence update session, or up to $7,500 pursuant to certain terms of the Offering Agreement. We estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to Ladenburg under the terms of the Offering Agreement, will be approximately $100,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

Settlement for sales of common stock will occur on the first trading day following the date on which any sales are made (or any such shorter settlement cycle as may be in effect under Exchange Act Rule 15c6-1 from time to time), or on some other date that is agreed upon by us and Ladenburg, in return for payment of the net proceeds to us. Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Ladenburg may agree upon. There is no arrangement for funds to be received in an escrow, trust, or similar arrangement.

S-13

In connection with the sales of common stock on our behalf, Ladenburg will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Ladenburg will be deemed to be underwriting commissions or discounts. We have agreed in the Offering Agreement to provide indemnification and contribution to Ladenburg against certain liabilities, including liabilities under the Securities Act.

The offering of our shares of common stock pursuant to the Offering Agreement will terminate upon the earlier of the (i) sale of all of our shares of common stock provided for in this prospectus supplement or (ii) termination of the Offering Agreement as permitted therein.

This summary of the material provisions of the Offering Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Offering Agreement will be filed as an exhibit to our Current Report on Form 8-K filed under the Exchange Act on or about May 1, 2025, and incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below.

To the extent required by Regulation M, Ladenburg will not engage in any market making activities involving our shares of common stock while the offering is ongoing under this prospectus supplement.

Ladenburg and its affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. This summary of the material provisions of the Offering Agreement does not purport to be a complete statement of its terms and conditions. We will file a copy of the Offering Agreement with the SEC on a Current Report on Form 8-K within the time required by the Exchange Act.

The summary of the material provisions of the Offering Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Offering Agreement will be filed with the SEC on a Current Report on Form 8-K. This prospectus in electronic format may be made available on a website maintained by Ladenburg and Ladenburg may distribute this prospectus electronically.

LEGAL MATTERS

The legality of the common stock offered by this prospectus supplement and the accompanying prospectus has been passed upon for us by Law Offices of Harvey Kesner, P.C., New York, New York. Nason Yeager Gerson Harris & Fumero, P.A., Palm Beach Gardens, Florida, has acted as our counsel in connection with this offering. Sichenzia Ross Ference Carmel LLP, New York, New York is acting as counsel to Ladenburg in connection with this offering.

S-14

EXPERTS

The consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2024 and for Beeline Financial as of and for the years ended December 31, 2024 and 2023 in each case which are incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance on the reports of Salberg & Company, P.A. our independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting; and the consolidated financial statements of the Company as of and for the year ended December 31, 2023 which are incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance on the report of M&K CPAS, PLLC, our former independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. In 2024, Salberg & Company, P.A. became our independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company at www.sec.gov. You may also access our SEC reports and proxy statements free of charge at our website, www.eastsidedistilling.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 filed with the SEC under the Securities Act for the common stock offered by this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. Any information that we incorporate by reference is considered part of this prospectus supplement. We hereby incorporate by reference the following information or documents into this prospectus supplement and the accompanying prospectus:

●	Our Annual Report on Form 10-K for the year ended December 31, 2024 filed on April 15, 2025, and Amendment No. 1 thereto filed on April 28, 2025;

●	Our Current Reports on Form 8-K filed with the SEC on January 3, 2025, February 21, 2025, March 19, 2025, April 14, 2025, and April 16, 2025, and April 30, 2025; and

S-15

●	The description of our common stock contained in our Definitive Proxy Statement on Form DEF 14A filed with the SEC on February 5, 2025 under “Description of Securities.”

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or the accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (excluding information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), or 14 of the Exchange Act, until we sell all of the securities offered by this prospectus supplement. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Beeline Holdings, Inc.

Providence, Rhode Island

Telephone number: (458) 800-9154

S-16

Eastside Distilling, Inc.

(dba Beeline Holdings)

$100,000,000

Common Stock

Preferred Stock

Warrants

Units

Up to 83,105,133 Shares of Common Stock Offered by Selling Stockholders

We may from time to time, in one or more offerings at prices and on terms that we will determine at the time of each offering, sell common stock, preferred stock, warrants, or a combination of these securities, or units, for an aggregate initial offering price of up to $100,000,000. In addition, the selling stockholders may from time to time offer to sell up to 83,105,133 shares of our common stock. We will not receive any of the proceeds from the sale of common stock by the selling stockholders. This prospectus describes the general manner in which our securities may be offered using this prospectus. Each time we offer and sell, or a selling stockholder offers and sells, securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “BLNE.” On February 4, 2025, the last reported sales price for our common stock was $0.69 per share.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 4, in addition to Risk Factors contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We, or a selling stockholder, may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See “Plan of Distribution.”

The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates, or our public float, was approximately $2,664,499 as of January 30, 2025. Accordingly, we are eligible to use Form S-3 for primary offerings pursuant to General Instruction I.B.1.

The date of this prospectus is February 5, 2025.

You should rely only on information contained in this prospectus. We and the selling stockholders have not, and the underwriter has not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of proceeds of $100,000,000. The selling stockholders may sell up to 83,105,133 shares of common stock in one or more offerings. This prospectus describes the general manner in which our securities may be offered by this prospectus. Each time we, or a selling stockholder sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. The prospectus supplement that contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. Federal income tax consequences and any risk factors or other special considerations applicable to those securities. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in this offering.

The terms “Beeline” “Beeline Holdings,” the “Company,” “we,” “our” or “us” in this prospectus refer to Eastside Distilling, Inc. (dba Beeline Holdings), and its subsidiaries, unless the context suggests otherwise.

1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

SUMMARY

Eastside Distilling, Inc. is a Nevada corporation incorporated in 2004 with its principal place of business in Monroe, Connecticut. In January of 2025, it registered the dba “Beeline Holdings” and has two wholly-owned subsidiaries Beeline Financial Holdings, Inc. (“Beeline Financial”) and Bridgetown Spirits Corp. (“Spirits”). The Company commenced trading on NASDAQ under the symbol “BLNE” on January 27, 2025.

Recent Developments

Authorized Common Stock Increase

On January 27, 2025, our stockholders approved an amendment to our Articles of Incorporation increasing to 100,000,000 the number of authorized shares of common stock, par value $0.0001 per share “Common Stock”.

Reverse Stock Split

On February 4, 2025, our Board of Directors set 1:10 as the reverse split and set a record date between February 25, 2025 and March 3, 2025 for the effectiveness of the reverse split. On December 23, 2024, our stockholders approved a reverse stock split of our Common Stock in a range from 1:2 to 1:10 as determined by the Board of Directors.

Equity Line of Credit

On December 31, 2024, we entered into a Common Stock Purchase Agreement and Registration Rights Agreement with an institutional investor pursuant to which we agreed to sell, and the purchaser agreed to purchase, up to $35 million of our common stock, subject to a limit of 19.99% of our Common Stock outstanding prior to receiving necessary approval of our stockholders in accordance with NASDAQ requirements. We sold $150,000 of our Series G Convertible Preferred Stock to the investor in connection with the Stock Purchase Agreement.

2

Executive Loans

On December 31, 2024, Beeline Financial’s founder and Chief Executive Officer advanced $700,000 to Beeline Financial and received a demand promissory note. The executive’s loan accrues interest at a rate of 8% per annum and is payable within 15 days of demand by the executive.

Beeline Financial’s founder and Chief Executive Officer purchased the following: on December 23, 2024, $500,000 of units consisting of 980,392 shares of Series G Convertible Preferred Stock and 490,196 warrants to purchase shares of common stock; on December 27, 2024, $425,000 of units consisting of 833,333 shares of Series G Convertible Preferred Stock and 416,667 warrants to purchase shares of common stock; and on December 31, 2024, $75,000 of units consisting of 147,059 shares of Series G Convertible Preferred Stock and 73,529 warrants to purchase shares of common stock.

The Company’s director Joseph Freedman on January 17, 2025, purchased $121,593 of units consisting of 238,414 shares of Series G Convertible Preferred Stock and 119,209 warrants to purchase shares of common stock.

Sales of Units

On November 22 and 25, 2024, the Company on sales of $350,000 in common stock and warrants. We issued 686,205 shares of common stock and 343,136 warrants.

From November 26, 2024 to January 29, 2025, the Company sold 3,992,157 shares of Series G Convertible Preferred Stock and warrants to purchase a total of 1,996,077 shares of common stock for total gross proceeds of $3,157,593.

On December 31, 2024, the Company issued to Joseph Gunnar & Co., LLC, its former investment banker, 250,000 shares of Series G as consideration for the waiver and release of certain contractual rights under which the Company also paid $100,000 and provided registration rights with respect to the shares of common stock issuable upon conversion of the Series G.

We issued C/M Capital Master Fund LP (“C/M” or the “Purchaser”) 573,925 shares of Series G pursuant to the ELOC. On December 31, 2024, an affiliate of the Purchaser purchased 294,118 shares of Series G and 147,059 G Warrants in the Series G and G Warrant offering in exchange for $150,000.

In January 2025, we issued a consultant 264,796 shares of Series G as payment for past services, and may issue the consultant $10,000 per month of Series G or common stock (subject to shareholder approval) in lieu of cash payments.

Sale of OID Notes

On November 14, 2024, the Company sold $1,938,000 of principal amount of senior secured notes and pre-funded warrants to purchase 363,602 shares of common stock for gross proceeds of $1,615,000. The notes have a maturity date of 120 days following issuance and include a 20% original issue discount and do not bear interest until event of default, and thereafter at a rate of 18% per annum. If the note remains outstanding for 180 days, the note requires a special one-time interest payment of 30% which will increase the principal of each note accordingly. Upon the occurrence of an Event of Default, each investor also has the right to require the Company to pay all or any portion of the note at a 25% premium. Further, the Company is required to prepay the notes in connection with certain sales of securities or assets at each Investor’s election in an amount equal to 35% of the gross proceeds from such sales. The Company also has the right to prepay all, but not less than all, of the outstanding amounts under the notes, at its election. The notes contain certain restrictive covenants, including covenants precluding the Company and its subsidiaries from incurring indebtedness, transferring assets, changing the nature of its business, and engaging in certain other actions, subject to certain exceptions.

The warrants have a term of five years from issuance and are exercisable at an exercise price of $0.50 per share (of which $0.001 per share was pre-funded by each Investor). The warrants will be exercisable beginning upon shareholder approval of the issuance of the Common Stock issuable upon exercise of such warrants in accordance with the rules of The Nasdaq Capital Market and an increase in the authorized Common Stock of the Company. If at any time after exercising the warrants, there is no effective registration statement registering, or the prospectus contained therein is not available for use, then the warrants may also be exercised, in whole or in part, by means of a “cashless exercise.”

3

Acquisition of Beeline Financial Holdings, Inc.

On October 7, 2024, we closed the transaction contemplated by the Agreement and Plan of Merger and Reorganization, as amended, pursuant to which Beeline Financial became a wholly-owned subsidiary of the Company.

Business Overview

Beeline Financial is a fintech mortgage lender and title provider aimed at transforming the home loan process into a shorter, easier path than conventional mortgage lending through an online digital experience. Beeline Financial has built a proprietary mortgage and title platform leveraging advanced technical tools with sophisticated language learning models and combining an appropriate amount of human interaction to create a better outcome for mortgage borrowers.

Bridgetown Spirits Corp. manufactures, blends, bottles, markets and sells a wide variety of alcoholic beverages, including whiskey, vodka, rum and tequila, under recognized brands in 30 states. We sell our products on a wholesale basis to distributors through open states, and brokers in control states.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our securities. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information”.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including working capital.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

4

DESCRIPTION OF STOCK

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.0001 per share, of which 4,689,503 shares are outstanding as of January 31, 2025, and 100,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, 2,500,000 shares of Series B are authorized and outstanding, 255,474 shares of Series D are authorized, of which 255,474 shares are outstanding, 200,000 shares of Series E are authorized, of which shares 200,000 are outstanding, 70,000,000 shares of Series F are authorized, of which 69,085,562 shares are outstanding, 1,000,000 shares of Series F-1 are authorized, of which 517,775 shares are outstanding, and 11,000,000 shares of Series G are authorized, of which 7,280,080 shares are outstanding. Our Common Stock is traded on the Nasdaq Capital Market under the symbol “BLNE”.

The following description summarizes the material terms of our securities, which does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, Certificate of Designations, Rights, and Preferences of the Series B, Series D, Series E, Series F, Series F-1, and Series G, as applicable, each of which are filed as an exhibit to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of Nevada law, including the Nevada Revised Statutes.

Common Stock

Each holder of Common Stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders. At any meeting of the stockholders, a quorum as to any matter shall consist of one-third of the votes entitled to be cast on the matter, except where a larger quorum is required by law.

Holders of our Common Stock are entitled to receive dividends declared by our Board out of funds legally available for the payment of dividends, subject to the rights, if any, of preferred stockholders. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock that we may designate and issue in the future. Holders of Common Stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

Series B

Each share of Series B has a stated value of $1.00, and the entire series of stock has a liquidation preference of $2.5 million. The Series B is convertible into shares of the Company’s Common Stock at $62.00 per share. The holder of Series B has voting rights on an as-converted basis. The Series B accrues dividends at a rate of 6% per annum, payable annually on the last day of December of each year. In 2024, it was paid earlier in Common Stock. Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends are payable at the Company’s option either in cash or “in kind” in shares of Common Stock; provided, however that dividends may only be paid in cash following the fiscal year in which the Company has net income (as shown in its audited financial statements contained in its Annual Report on Form 10-K for such year) of at least $0.5 million. For “in-kind” dividends, holders will receive that number of shares of Common Stock equal to (i) the amount of the dividend payment due such stockholder divided by (ii) the volume weighted average price of the Common Stock (“VWAP”) for the 90 trading days immediately preceding a dividend date. each of the Series B has a liquidation preference equal to the stated value and is senior to all other equity securities. The Series B conversion price and the floor price will be subject to equitable adjustment in the event of stock splits, reverse splits and similar events.

5

Series D

Each share of Series D has a stated value of $10.00. The Series D is non-voting. In the event that Eastside declares a dividend payable in cash or stock to holders of any class of the Company’s stock (including the Series B), the holder of a share of Series D will be entitled to receive an equivalent dividend on an as-converted basis. In the event of a liquidation of Eastside, the holders of Series D will share in the distribution of Eastside’s net assets on an as-converted basis equally with the Series C and Series E, subordinate only to the senior position of the Series B. Each share of Series D is convertible into Common Stock by a conversion ratio equal to the stated value of the Series D share divided by the Series D conversion price. The initial Series D conversion price is $1.80 per share of Common Stock. The two holders of the Series D each were investors in the Private Placement. We entered into a letter agreement in connection with the Private Placement where we agreed that the two holders could convert $333,333 of the stated value of the Series D into Common Stock beginning April 7, 2025 at the lower of $0.50 per share of the five-day VWAP ending on April 7, 2024, subject to a floor of $0.25 per share. The number of shares of Common Stock into which a holder may convert Series D is limited by a beneficial ownership limitation of 9.99%. The Series D conversion price and the floor price will be subject to equitable adjustment in the event of stock splits, reverse splits and similar events.

Series E

Each share of Series E has a stated value of $10.00. The Series E is non-voting. In the event that Eastside declares a dividend payable in cash or stock to holders of any class of the Company’s stock (including the Series B), the holder of a share of Series E will be entitled to receive an equivalent dividend on an as-converted basis. In the event of a liquidation of the Company, the holders of Series E will share in the distribution of Eastside’s net assets on an as-converted basis together with the holders of the Series D, subordinate only to the senior position of the Series B.

Commencing 390 days after October 7, 2024, (the “Measurement Date”), each share of Series E will be convertible into Common Stock by a conversion ratio equal to the stated value of the Series E share divided by the Series E conversion price. The Series E conversion price on and after the Measurement Date will equal the average of the VWAP for the five trading days immediately preceding the Measurement Date, subject to a floor price of $0.25 per share. The Series E conversion price and the floor price will be subject to equitable adjustment in the event of stock splits, reverse splits and similar events. The number of shares of Common Stock into which a holder may convert Series E is limited by a beneficial ownership limitation, which restricts the number of shares of Company Common Stock that the holder and its affiliates may beneficially own after the conversion to 9.99%.

Series F

Each share of Series F has a stated value of $0.50. The holders of Series F have no conversion or voting rights prior to stockholder approval of such actions. The Series F was issued to the former Company stockholders in the Merger. In the event of a liquidation of Eastside, the holders of Series F will share in the distribution of Eastside’s net assets on an as-converted basis, subordinate only to the Series B, Series D and Series E.

If the stockholders of Eastside approve the conversion of the Series F, each share of Series F will be convertible into Common Stock by a conversion ratio equal to the stated value of the Series F share divided by the Series F conversion price. The initial Series F conversion price is $0.50 per share (or on a one-to-one share basis), subject to adjustment as provided therein including a floor price of 20% of the Nasdaq Minimum Price. Subject to stockholder approval, the Series F has voting rights on an as-converted basis. The Series F conversion price and floor price are subject to equitable adjustment in the event of a stock split, reverse split and similar events. The number of shares of Common Stock into which a holder may convert Series F will be limited by a beneficial ownership limitation, which restricts the number of shares of Company Common Stock that the holder and its affiliates may beneficially own after the conversion to 4.99%. That beneficial ownership limitation does not, however, apply to holders who are subject to Section 16 of the Exchange Act by virtue of being an executive officer or director of the Company which presently only applies to the Company’s Chief Executive Officer. The number of shares of Common Stock issuable upon conversion of the Series F is also subject to adjustment as described below under “Series F and Series F-1 Special Adjustment Feature.”

6

Series F-1

The Series F-1 was issued to former Company stockholders in the Merger. The Series F-1 was designed to be equivalent to our Common Stock. Because of our limited authorized capital, we elected to use the Series F-1. The Series F-1 is convertible into Common Stock by dividing the stated value ($0.50 per share) by the conversion price ($0.50 per share). As a result, upon conversion each share of Series F-1 converts into Common Stock on a one-on-one basis. The Series F-1 has voting rights on an as-converted basis. The number of shares of Common Stock into which a holder may convert Series F-1 will be limited by a beneficial ownership limitation, which is 4.99%. That beneficial ownership limitation does not, however, apply to holders who are subject to Section 16 of the Exchange Act by virtue of being an executive officer or director of the Company In the event of a liquidation of Eastside, the holders of Series F-1 will share in the distribution of the Company’s net assets on an as-converted basis, subordinate only to the senior position of the Series B, Series D and Series E.

Series F and F-1 Special Adjustment Feature

If stockholder approval of the voting and conversion of the Series F occurs, the Series F and Series F-1 were, as of October 7, 2024, equal to 82.5% of Common Stock outstanding on a fully diluted basis (the “Stated Percentage”). In addition, with respect to each of the Series F and Series F-1, if during the two years ending October 7, 2026 the sum of (i) the shares of Common Stock outstanding on October 7, 2024, plus (ii) shares issuable on conversion of Series B, Series C, Series D and Series E, plus (iii) shares issuable on conversion of securities issued in the initial financing of the post-Merger company of at least $1.5 million and less than $3.25 million, (iv) plus shares issued to settle pre-existing liabilities (collectively, the “Measuring Shares”) exceeds 14,848,485 (the “Maximum Amount”), then the Series F and Series F-1 conversion rates will be adjusted to maintain the Stated Percentage of the shares of Common Stock issuable upon conversion of the Series F and Series F-1 relative to the Measuring Shares, subject to a cap of 70 million shares of Common Stock. Likewise, if the number of Measuring Shares on October 7, 2025, is less than 14,848,485, then the Series F and Series F-1 conversion rates will be adjusted to retain the Stated Percentage of shares issuable on conversion of the Series F and Series F-1 relative to Measuring Shares of 82.5%. All adjustments are subject to a floor price equal to 20% of the Minimum Price as defined in the Nasdaq Rules as long as the Common Stock trades on The Nasdaq Capital Market.

In connection with the adjustment provisions described above for a period of one year from the issuance date, 10% of the shares of Common Stock underlying the Series F and Series F-1 are subject to lock-up restrictions, and potential reduction in the underlying shares of Common Stock to the extent the Measuring Shares are less than the Maximum Amount, which if applicable will apply on a pro rata basis as to the holders thereof so as to preserve the Stated Percentage.

If our Common Stock is de-listed from Nasdaq, the various stockholder approvals will not be required for conversion and exercise, except for the increase in authorized Common Stock.

7

Series G Convertible Preferred Stock

Each share of Series G Convertible Preferred Stock (“Series G”) has a stated value of $0.51. The holder of Series G has no conversion or voting rights prior to stockholder approval of such actions. In the event of a liquidation of Eastside, the holders of Series G will share in the distribution of Eastside’s net assets on an as-converted basis, subordinate only to the Series B, Series D and Series E.

If the stockholders of the Company approve the conversion of the Series G, each share of Series G will be convertible into Common Stock by a conversion ratio equal to the stated value of the Series G share divided by the Series G conversion price. The initial Series G conversion price is $0.51 per share, subject to adjustment as provided therein including in the event of an issuance of Common Stock or Common Stock equivalents at a price per share that is less than the conversion price, subject to a floor price of 20% of the Nasdaq Minimum Price as of the initial closing date of the offering of such Series G. The Series G conversion price is subject to equitable adjustment in the event of a stock split, reverse split and similar events. The number of shares of Common Stock into which a holder may convert Series G will be limited by a beneficial ownership limitation, which restricts the number of shares of our Common Stock that the holder and its affiliates may beneficially own after the conversion to 4.99%.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon conversion of the Series D, Series E, Series F, Series F-1 and Series G, as well as warrants that were issued in various transactions as described above (the “Derivative Securities”). We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time-to-time. Except for Joseph Gunnar & Co., LLC’s former role as placement agent and financial advisor for the Company and Beeline and the ownership of the Debentures and the Derivative Securities, the Selling Stockholders have not had any material relationship with us within the past three years.

Because of limitations imposed by Nasdaq, the Shares cannot be sold until our stockholders have approved their issuance. We are filing a Definitive Proxy Statement with the SEC for purposes of holding a Special Meeting of Stockholders on March 3, 2025 for purposes of approving certain issuances of shares, including the Shares to which this Prospectus relates (the “Special Meeting”).

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their respective ownership of shares of Common Stock, as of the date of this Prospectus, giving effect to the conversion and exercise of the Derivative Securities held by each such Selling Stockholder as of such date subject to beneficial ownership limitations set forth therein.

The third column lists the shares of Common Stock being offered by this Prospect by the Selling Stockholders and does not take into account any limitations on conversion of the Derivative Securities.

We have agreed to register the public sale of the shares of Common Stock issuable upon exercise of the Derivative Securities. This Prospectus generally covers the public sale of the number of shares of Common Stock issuable pursuant to the Derivative Securities. Because the conversion price of the Derivative Securities may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this Prospectus. The fourth column assumes the conversion of and issuance of shares of Common Stock underlying the Derivative Securities and the sale of all of the Shares offered by the Selling Stockholders pursuant to this Prospectus.

8

Under the terms of the respective securities, a Selling Stockholder may not convert a Derivative Securities to the extent (but only to the extent) such Selling Stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% (the “Maximum Percentage”) of the outstanding shares of the Company. The number of Shares in the second column reflects these limitations. The Selling Stockholders may sell all, some or none of their shares in this Offering. See “Plan of Distribution.”

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering(3)
10A10, LLC	145,073	*	145,073	-	*
ACM Alamosa I LP	785,681	*	785,681	-	*
ACM Alamosa I-A LP	509,615	*	509,615	-	*
Albert D. Smith IV	50,101	*	50,101	-	*
Allan Evans	150,000	*	150,000	-	*
Anthony D. Dinovella Jr	16,928	*	16,928	-	*
Anthony R. Petito	362,554	*	362,554	-	*
Barbara Mey	130,469	*	130,469	-	*
BDLAX, LLC	766,928	*	766,928	-	*
Better Living Options, LLC	98,063	*	98,063	-	*
Bigger Capital Fund, LP	1,025,353	1%	1,025,353	-	*
Bigui Huang	188,143	*	188,143	-	*
Bobby Yadegar	397,748	*	397,748	-	*
Business Development Company of Rhode Island	12,622	*	12,622	-	*
Campbell Peck	31,981	*	31,981	-	*
Cathryn and James Connell	279,412	*	279,412	-	*
Cavalry Investment Fund, LP	9,613,290	11%	9,613,290	-	*
Cerilli Family Trust DTD 11-26-2024 (Ben Cerilli)	105,883	*	105,883	-	*
Chris Liuzza	32,618	*	32,618	-	*
Clint White	211,748	*	211,748	-	*
Clore Insurance Group, Inc.	119,322	*	119,322	-	*
Coolidge Consulting LLC	34,962	*	34,962	-	*
David Brown	14,628	*	14,628	-	*
David L. Delaro	98,039	*	98,039	-	*
District 2 Capital Fund LP	1,544,041	2%	1,544,041	-	*
Donald M. Troppoli	360,573	*	360,573	-	*
Donald Rogers & Maria Hoksbergen	159,098	*	159,098	-	*
EF Corporate Holdings LLC	411,502	*	411,502	-	*
El Moto Pty Ltd. as trustee for El Pulpo Trust	275,694	*	275,694	-	*
Ellington Financial REIT	1,546,307	2%	1,546,307	-	*
Equity Trust Company Custodian FBO Paul Jon Solit IRA	294,117	*	294,117	-	*
Eric Dannheim	589,931	*	589,931	-	*
Finley Peck	31,981	*	31,981	-	*
Frank Deus	297,275	*	297,275	-	*
G&G Hebblewhite Partnership	225,545	*	225,545	-	*
Geaux For Broke LLC	381,748	*	381,748	-	*
Geoff and Trish O’Keefe	111,554	*	111,554	-	*
Geoffrey M. Parillo	1,253,371	1%	1,253,371	-	*
George and Sylvia Putnam Estate Trust	187,496	*	187,496	-	*
George Hutchinson	81,544	*	81,544	-	*
George Putnam	237,069	*	237,069	-	*
Gordon Holmes	1,684,716	2%	1,684,716	-	*
Harold Schein	117,647	*	117,647	-	*
Harrison SMSF Pty Ltd as trustee for the Harrison SMSF	98,412	*	98,412	-	*
Harvey Kesner	300,059	*	300,059	-	*
Henryk Slabosz and Janet Thelma Slabosz as Trustees for the Slabosz Family Superannuation Fund	14,825	*	14,825	-	*
Honey Jar Investments Pty Ltd ATF The Honey Jar Investment Trust	571,594	*	571,594	-	*
Honey Pot Investment Trust	422,204	*	422,204	-	*
Hoover Consulting LLC	34,962	*	34,962	-	*
Howard Shaw (Bill)	221,911	*	221,911	-	*
Hubert Jolly	85,656	*	85,656	-	*
Jaime Renee Millar	225,545	*	225,545	-	*
James Connell	163,087	*	163,087	-	*
Jared Larsen	399,363	*	399,363	-	*
Jared Larsen GST Family Trust	37,135	*	37,135	-	*

9

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering(3)
Jeanne Guglielmi	1,435,710	2%	1,435,710	-	*
Jeb Bowden	994,369	1%	994,369	-	*
Jessica N. Kennedy	237,288	*	237,288	-	*
Jim Hook	81,544	*	81,544	-	*
Joanne B. Sanders Revocable Trust 1	94,812	*	94,812	-	*
Joanne Sanders	81,544	*	81,544	-	*
John Jurkovich	392,822	*	392,822	-	*
John Murphy	477,299	*	477,299	-	*
John N. Chandler	937,208	1%	937,208	-	*
John Nash	1,897,276	2%	1,897,276	-	*
John Peck	95,562	*	95,562	-	*
John Putman	326,171	*	326,171	-	*
Jonathan Vasquez	978	*	978	-	*
Joseph D. Freedman	895,809	1%	895,809	-	*
Joseph Gunnar & Co. LLC	250,000	*	250,000	-	*
K&J Family Trust	52,443	*	52,443	-	*
Kane Investment Trust	437,096	*	437,096	-	*
Keba Henderson Trust	17,075	*	17,075	-	*
Kelly and Jade Masters	13,621	*	13,621	-	*
Kenan Diao	5,675	*	5,675	-	*
Kimberly Cox	385,000	*	385,000	-	*
Lagniappe, LLC	25,099	*	25,099	-	*
Lawrence J. Buckley	100,716	*	100,716	-	*
Lyn and Margaret Comfort	56,313	*	56,313	-	*
Lyn Comfort	730,588	*	730,588	-	*
Lyncean Limited Partnership I	192,383	*	192,383	-	*
Madhuri Reddy	2,886	*	2,886	-	*
Mark Bardorf	409,472	*	409,472	-	*
Marshall Gwinn Huggins Revocable Trust Dated July 13, 2017	1,524,273	2%	1,524,273	-	*
Matthew Campbell	269,608	*	269,608	-	*
Matthew Liuzza	12,231	*	12,231	-	*
Michael Laughlin	792,952	*	792,952	-	*
Mirage Exploration, Inc.	429,212	*	429,212	-	*
Mona E. Marcel	210,860	*	210,860	-	*
MPD Alternative Pty Ltd as trustee for MPD Alternative Trust	798,468	*	798,468	-	*
Murray Hill Partners, LLC	49,050	*	49,050	-	*
Nicholas R. Liuzza Jr Trust - 2020	1,872,160	2%	1,872,160	-	*
Nicholas R. Liuzza, Jr.	19,393,731	22%	19,393,731	-	*
Nicholas Seminario	159,098	*	159,098	-	*
Pacificus Partners, LLC	461,551	*	461,551	-	*
Pat Bowen	244,626	*	244,626	-	*
Patrick Fitzgerald	101,325	*	101,325	-	*
Paul Auersperg	159,098	*	159,098	-	*
Paul Rabinowitz	2,832,773	3%	2,832,773	-	*
Paul Sailor	1,323,529	2%	1,323,529	-	*
Paul Spiteri	492,371	*	492,371	-	*
Peck 2023 Trust	1,385,030	2%	1,385,030	-	*
Pete Anderson	56,391	*	56,391	-	*
Peter Gonzalez	2,538,861	3%	2,538,861	-	*
Phyllis J. Beckman Trust dated March 29, 2010	98,187	*	98,187	-	*
Raymond Mey	81,544	*	81,544	-	*
Robert J. Robie	97,897	*	97,897	-	*
Robert Peck	12,379	*	12,379	-	*
Robert Scott Buhrer	67,258	*	67,258	-	*
Robinson Interest LLC	318,202	*	318,202	-	*
Rodney Raanan	147,059	*	147,059	-	*
S&MCIC SMSF Pty Ltd.	112,773	*	112,773	-	*
Saleem & Company LLC	72,997	*	72,997	-	*
Scott Dean	108,065	*	108,065	-	*
Scott Dols	704,033	*	704,033	-	*
Shayan Family Trust	221,995	*	221,995	-	*
Simone Jordan	225,545	*	225,545	-	*
Slabosz Discretionary Trust	242,180	*	242,180	-	*
Stan Kwasniewski and Nicole Kwansniewski	195,831	*	195,831	-	*
Standsay Pty Ltd A.C.N. 126 495 921 as Trustee for the Hardwick Tiger Trust	124,529	*	124,529	-	*
Stellar Innovative Solutions Corp.	383,763	*	383,763	-	*
Stephen Katz	2,046,225	2%	2,046,225	-	*
Stephen Parrillo	232,084	*	232,084	-	*
The G. Quinn Jones 2000 Irrevocable Trust	318,840	*	318,840	-	*
Thomas B. Putnam	474,043	*	474,043	-	*
Thomas Jenkins	489,258	*	489,258	-	*
Titan Beeline SPV LLC	15,020	*	15,020	-	*
Todd Costa	213,475	*	213,475	-	*
Tower III, LLC	342,799	*	342,799	-	*
Troy Wynter & Melissa Wynter	45,109	*	45,109	-	*
Uncommon Hour LLC	1,073,129	1%	1,073,129	-	*
Uttarkashi Pty Ltd as trustee for Uttarkashi Trust	532,168	*	532,168	-	*
Walter Mey	522,721	*	522,721	-	*
William Peck	31,981	*	31,981	-	*
WVP Emerging Manager Onshore Fund LLC - Structured Small Cap Lending Series	25,891	*	25,891	-	*
Zed Seven Pty Ltd ATF The Stockwell Family Trust	247,073	*	247,073	-	*

*Less than 1%

(1)	Percentages are based on 4,689,503 shares of Common Stock outstanding as of the date of this Prospectus, and based on 87,794,636 shares of our Common Stock estimated to be outstanding after the conversion and exercise of the Derivative Securities and certain warrants and options issued following the closing of the merger on October 7, 2024. For the purposes of this table we assume the Special Meeting of our stockholders will be held within 60 days of this Prospectus and Proposal 1 at the Special Meeting will be approved. Proposal 1 covers an estimated total of 87,794,636 of Common Stock issuable upon conversion of all Derivative Securities and exercise of certain warrants and options issued or to be issued on or following the closing of the merger on October 7, 2024. This amount does not include other shares of common Stock issuable under anti-dilution rights provided to holders of these securities.

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(2)	For the purposes of the calculations of Common Stock to be sold pursuant to this Prospectus we are assuming the conversion and exercise in full of all of the outstanding shares of the Derivative Securities and exercise of the warrants, without regard to any limitations on conversions set forth therein. The Shares included in this column represent the Shares being offered by each Selling Stockholder pursuant to this Prospectus.

(3)	Represents the amount of shares that will be held by the Selling Stockholder after completion of this offering based on the assumptions that (a) all Common Stock underlying the securities which Shares are registered for sale under the Registration Statement of which this Prospectus is part of will be sold and (b) no other shares of Common Stock are acquired or sold by the Selling Stockholders prior to completion of this offering. However, the Selling Stockholders may sell all, some or none of such shares offered pursuant to this Prospectus and may sell other shares of Common Stock that they may own pursuant to another Registration Statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

If any selling stockholder offers and sells shares of common stock pursuant to this prospectus, then we will provide you with a prospectus supplement filed pursuant to Securities Act Rule 424(b)(7), as permitted by Rule 430B(b)(2), which will set forth the name of each selling stockholder, the number of shares of common stock beneficially owned by such selling stockholder and the number of the shares of common stock such selling stockholder is offering. The prospectus supplement also will disclose whether any of the selling stockholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

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PLAN OF DISTRIBUTION

We or the selling stockholders may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the names of and number of shares of our common stock being sold by the selling stockholders;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

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If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We or a selling stockholder may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We or a selling stockholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Continuous Offering Program

Without limiting the generality of the foregoing, we may enter into a continuous offering program equity distribution agreement with a broker-dealer, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of the shares of common stock, if any, will be made by means of ordinary brokers’ transactions on the Nasdaq Capital Market or other market on which are shares may then trade at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell shares of common stock to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell shares of common stock to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our common stock, all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

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Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

The selling stockholders may sell all or a portion of the shares of common stock described in this prospectus and any accompanying prospectus supplement and there can be no assurance that any selling stockholder will sell any or all of the shares of common stock described in this prospectus or any accompanying prospectus supplement. The selling stockholders may act independently of us in making decisions with respect to the timing, manner and size of each of its sales.

In addition to the methods described above, the selling stockholders may use any one or more of the following methods when disposing of their respective shares of common stock:

●	any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq Capital Market, on which the common stock is currently listed;

●	the over-the-counter market;

●	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	transactions in which broker-dealers may agree with the selling stockholders to sell a specified number of shares of common stock at a stipulated price;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

LEGAL MATTERS

The Law Office of Harvey Kesner P.C. has opined on the validity of the securities being offered hereby.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2023 and 2022 included in this Prospectus have been so included in reliance on the report of M&K CPAs, PLLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Beeline Financial Holdings, Inc. as of December 31, 2023 and 2022 included in this Prospectus have been so included in reliance on the report of Salberg & Company, P.A., an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC’s internet site.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 1, 2024;

●	Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2023 filed with the SEC on April 30, 2024;

●	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2024 filed with the SEC on May 13, 2024; for the quarterly period ended June 30, 2024 filed with the SEC on August 14, 2024; and for the quarterly period ended September 30, 2024 filed with the SEC November 15, 2024; and

●	our Current Reports on Form 8-K filed with the SEC on October 7, 2024 (as amended by Form 8-K/A filed December 19, 2024); November 14, 2024; November 15, 2024; November 21, 2024; November 26, 2024; December 3, 2024; December 5, 2024; December 9, 2024; December 13, 2024; December 19, 2024 (8-K/A); December 19, 2024; December 19, 2024; December 30, 2024; January 3, 2025, January 7, 2025, January 21, 2025, January 24, 2025, and January 30, 2025.

●	Our definitive proxy statements on form DEF 14A filed with the SEC on November 14, 2024 and December 20, 2024.

●	the description of our common stock contained in our Preliminary Proxy Statement” on Form Pre 14A “Description of Securities” filed with the SEC on January 17, 2025.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC (including without limitation, information furnished under Item 2.02 or Item 7.01 of Form 8-K, and any exhibits relating to such information).

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Beeline Holdings, 755 Main Street, Building 4, Suite 3, Monroe, CT 06468; (458) 800-9154.

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Up to $7,000,000 of Shares of Common Stock

PROSPECTUS SUPPLEMENT

Ladenburg Thalmann

May 1, 2025